EXHIBIT 99.3

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Nortel Networks Limited

     We have audited the accompanying consolidated balance sheets of Nortel Networks Limited and its subsidiaries (“Nortel Networks”) as at December 31, 2001 and 2000 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Nortel Networks management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Nortel Networks as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

     We also reported separately on February 1, 2002, to the shareholders of Nortel Networks, on our audits, conducted in accordance with auditing standards generally accepted in the United States of America, where we expressed an opinion without reservation on the December 31, 2001 and 2000 consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
February 1, 2002

NORTEL NETWORKS LIMITED
Consolidated Statements of Operations
Years Ended December 31
(millions of U.S. dollars)

	2001	2000	1999

Revenues	$17,396	$27,870	$20,558
Cost of revenues	14,246	15,078	11,315

Gross profit	3,150	12,792	9,243

Selling, general and administrative expense	5,801	5,375	3,903
Research and development expense (note 6)	3,077	3,475	2,650
Amortization of intangibles
In-process research and development	–	667	722
Acquired technology	574	789	686
Goodwill	2,024	2,737	610
Stock option compensation	–	99	–
Special charges (note 7)	7,128	269	174
Gain on sale of businesses	(125)	(174)	(131)

Operating income (loss)	(15,329)	(445)	629

Equity in net loss of associated companies	(135)	(29)	(13)
Other income (expense) — net (note 6)	(321)	841	216
Interest expense
Long-term debt (note 8)	(172)	(86)	(101)
Other	(119)	(82)	(71)

Earnings (loss) from continuing operations before income taxes	(16,076)	199	660
Income tax benefit (provision) (note 9)	2,933	(1,137)	(734)

Net loss from continuing operations	(13,143)	(938)	(74)
Net loss from discontinued operations — net of tax (note 4)	(2,555)	(380)	(96)

Net loss	(15,698)	(1,318)	(170)
Dividends on preferred shares	27	31	27

Net loss applicable to common shares	$(15,725)	$(1,349)	$(197)

On behalf of the Board of Directors

Lynton R. Wilson Director	John E. Cleghorn Director

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS LIMITED
Consolidated Balance Sheets
As at December 31
(millions of U.S. dollars)

	2001	2000

ASSETS
Current assets
Cash and cash equivalents	$3,467	$1,571
Accounts receivable (less provisions of $659 for 2001, $363 for 2000)	2,925	7,242
Inventories — net (note 6)	1,569	3,813
Income taxes recoverable	790	–
Future income taxes — net (note 9)	1,401	653
Other current assets	849	1,590
Current assets of discontinued operations (note 4)	698	1,511

Total current assets	11,699	16,380

Long-term receivables (less provisions of $828 for 2001, $383 for 2000)	203	1,116
Investments at cost and associated companies at equity	253	695
Plant and equipment — net (note 6)	2,461	3,294
Goodwill and intangible assets — net (note 6)	1,405	8,078
Future income taxes — net (note 9)	2,141	279
Other assets	694	558
Long-term assets of discontinued operations (note 4)	283	1,497

Total assets	$19,139	$31,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$429	$317
Trade and other accounts payable (note 10)	2,238	3,385
Payroll and benefit-related liabilities	615	913
Other accrued liabilities	5,360	3,593
Income taxes payable	143	306
Long-term debt due within one year (note 8)	384	445
Current liabilities of discontinued operations (note 4)	384	181

Total current liabilities	9,553	9,140

Deferred income	153	93
Long-term debt (note 8)	2,273	1,469
Future income taxes — net (note 9)	580	702
Other liabilities	1,297	1,031
Minority interest in subsidiary companies	100	161
Long-term liabilities of discontinued operations (note 4)	11	64

	13,967	12,660

Commitments and contingencies (notes 15 and 16)
SHAREHOLDERS’ EQUITY
Preferred shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 30,000,000 for 2001 and 30,000,200 for 2000 (note 11)	536	609
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 1,460,978,634 for 2001 and 1,453,437,535 for 2000 (note 11)	2,694	17,600
Contributed surplus	18,939	2,021
Deficit	(16,116)	(391)
Foreign currency translation adjustment	(881)	(602)

Total shareholders’ equity	5,172	19,237

Total liabilities and shareholders’ equity	$19,139	$31,897

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS LIMITED
Consolidated Statements of Shareholders’ Equity
(millions of U.S. dollars)

					Foreign
				Retained	currency	Total
	Preferred	Common	Contributed	earnings	translation	shareholders'
	Shares	shares	surplus	(deficit)	adjustment	equity

Balance at December 31, 1998	$609	$8,553	$199	$2,568	$(364)	$11,565

Net loss				(170)		(170)
Issuance of common shares — net		559		(11)		548
Acquisitions		869	45			914
Intrinsic value and costs associated with assumed						–
options and stock purchase plan		96	(109)			(13)
Dividends on common shares				(204)		(204)
Dividends on preferred shares				(27)		(27)
Translation of self-sustaining operations					(152)	(152)
Impact of foreign currency hedges					57	57

Balance at December 31, 1999	$609	$10,077	$135	$2,156	$(459)	$12,518

Adoption of new accounting standards			309	(1,145)		(836)
Net loss				(1,318)		(1,318)
Issuance of common shares — net		206				206
Acquisitions		7,160	1,304			8,464
Intrinsic value and costs associated with assumed options and stock purchase plan		157	(174)			(17)
Tax benefit associated with stock options			447			447
Dividends on common shares				(53)		(53)
Dividends on preferred shares				(31)		(31)
Translation of self-sustaining operations					(245)	(245)
Impact of foreign currency hedges					102	102

Balance at December 31, 2000	$609	$17,600	$2,021	$(391)	$(602)	$19,237

Net loss				(15,698)		(15,698)
Acquisitions		26				26
Tax benefit associated with stock options			105			105
Conversion of debt due to parent		1,800				1,800
Conversion of series 4 preferred shares	(73)	61	12			–
Reduction of legal stated capital		(16,800)	16,800			–
Dividends on preferred shares				(27)		(27)
Translation of self-sustaining operations					(279)	(279)
Other		7	1			8

Balance at December 31, 2001	$536	$2,694	$18,939	$(16,116)	$(881)	$5,172

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS LIMITED
Consolidated Statements of Cash Flows
Years Ended December 31
(millions of U.S. dollars)

	2001	2000	1999

Cash flows from (used in) operating activities
Net loss from continuing operations	$(13,143)	$(938)	$(74)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization	3,313	4,965	2,581
Non-cash portion of special charges and related asset write downs	4,849	139	57
Equity in net loss of associated companies	135	29	13
Stock option compensation	–	99	–
Tax benefit from stock options	105	447	–
Future income taxes	(2,732)	(195)	39
Other liabilities	(3)	101	72
Loss (gain) on sale of investments and businesses	229	(1,058)	(324)
Other — net	(77)	(72)	(170)
Change in operating assets and liabilities:
Accounts receivable	5,635	(634)	(1,004)
Inventories	2,023	(1,604)	(1,113)
Income taxes payable	(953)	(179)	240
Accounts payable and accrued liabilities	597	791	1,377
Other operating assets and liabilities	532	(885)	(152)

Net cash from operating activities of continuing operations	510	1,006	1,542

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1,267)	(1,840)	(823)
Proceeds on disposals of plant and equipment	208	33	24
Increase in long-term receivables	(814)	(1,636)	(872)
Decrease in long-term receivables	472	1,300	193
Acquisitions of investments and businesses — net of cash acquired (note 6)	(89)	(389)	(653)
Proceeds on sale of investments and businesses	604	1,633	962

Net cash used in investing activities of continuing operations	(886)	(899)	(1,169)

Cash flows from (used in) financing activities
Dividends on common and preferred shares	(27)	(84)	(231)
Increase in notes payable — net	140	116	70
Proceeds from long-term debt	1,651	268	194
Repayments of long-term debt	(869)	(78)	(116)
Proceeds from parent	1,800	–	–
Decrease in capital leases payable	(36)	(37)	(8)
Issuance of common shares	–	206	521
Common shares purchased for cancellation	–	–	(14)

Net cash from financing activities of continuing operations	2,659	391	416

Effect of foreign exchange rate changes on cash and cash equivalents	(10)	(25)	(2)

Net cash from continuing operations	2,273	473	787
Net cash used in discontinued operations (note 4)	(377)	(1,159)	(811)

Net increase (decrease) in cash and cash equivalents	1,896	(686)	(24)

Cash and cash equivalents at beginning of year — net	1,571	2,257	2,281

Cash and cash equivalents at end of year — net (note 6)	$3,467	$1,571	$2,257

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements
(millions of U.S. dollars, except per share amounts, unless otherwise stated)

1.	Nortel Networks Limited

Effective May 1, 2000, Nortel Networks Limited (“Old Nortel”) and a newly formed Canadian corporation (“New Nortel”) participated in a Canadian court-approved plan of arrangement (the “Arrangement”) with BCE Inc. (“BCE”). As a result of the Arrangement: Old Nortel and its subsidiaries became direct and indirect subsidiaries, respectively, of New Nortel; New Nortel assumed the name “Nortel Networks Corporation”; New Nortel’s common shares began to trade publicly on the New York and Toronto stock exchanges under the symbol “NT”; Old Nortel was renamed “Nortel Networks Limited”; and 100 percent of Old Nortel’s common shares were acquired by New Nortel and ceased to be publicly traded. The preferred shares and debt securities of Old Nortel outstanding immediately prior to the Arrangement remained outstanding and continued to be obligations of Old Nortel immediately after the Arrangement.

All of the business and operations conducted by Old Nortel and its subsidiaries immediately prior to the effective date of the Arrangement continued to be conducted by Old Nortel and its subsidiaries as subsidiaries of New Nortel immediately after the Arrangement.

As part of the Arrangement, the outstanding common shares of Old Nortel were exchanged for common shares of New Nortel. Immediately prior to the Arrangement, approximately 36 percent of the outstanding common shares of Old Nortel were held by BCE. A substantial portion of the New Nortel common shares issuable in respect of BCE’s interest in Old Nortel was, through the Arrangement, indirectly distributed to BCE common shareholders. The aggregate number of New Nortel common shares issued in the Arrangement was the same as the aggregate number of Old Nortel common shares outstanding immediately prior to the Arrangement (excluding the effect of the reservation of certain shares for issuance pursuant to stock option plans).

As all Old Nortel common shares are held by New Nortel and are no longer publicly traded, information concerning Old Nortel’s earnings (loss) per common share and weighted average number of common shares outstanding has not been presented in the accompanying Consolidated Financial Statements. For information regarding New Nortel’s earnings (loss) per common share and weighted average number of common shares outstanding, see Nortel Networks Corporation’s Consolidated Financial Statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles for the year ended December 31, 2001 and filed with the applicable regulatory authorities.

All acquisitions completed prior to May 1, 2000 were consummated by Old Nortel or its subsidiaries. Since May 1, 2000, acquisitions involving any share consideration have been consummated by New Nortel, while acquisitions not involving share consideration have continued to be consummated by Old Nortel or its subsidiaries.

2.	Significant accounting policies

The accompanying Consolidated Financial Statements of Nortel Networks Limited (“Nortel Networks”) include all majority owned subsidiaries over which Nortel Networks exercises control and have been prepared in accordance with accounting principles generally accepted in Canada. Although Nortel Networks is headquartered in Canada, the accompanying Consolidated Financial Statements are expressed in United States dollars as the greater part of the financial results and net assets of Nortel Networks are denominated in United States dollars.

(a) Principles of consolidation

The financial statements of entities which are controlled by Nortel Networks, referred to as subsidiaries, are consolidated. Entities which are jointly controlled, referred to as joint ventures, are proportionately consolidated, and entities which are not controlled but over which Nortel Networks has the ability to exercise significant influence, referred to as associated companies, are accounted for using the equity method. Investments in entities that Nortel Networks does not control or over which it does not exercise significant influence are accounted for using the cost method. Nortel Networks monitors its cost investments for factors indicating other than temporary impairment and takes a charge to net earnings (loss) when appropriate.

(b) Translation of foreign currencies

The functional currency of Nortel Networks is the United States dollar. The financial statements of Nortel Networks operations whose functional currency is other than the United States dollar are translated from such functional currency to United States dollars using the current rate method, except for those operations in countries considered to have a highly inflationary economy, as described below. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses, including gains and losses on foreign exchange transactions, are translated at average rates for the period. Where the current rate method is used, the unrealized translation gains and losses on Nortel Networks net investment in these operations, including long-term intercompany advances, are accumulated in a separate component of shareholders’ equity, described in the consolidated balance sheet as foreign currency translation adjustment (“CTA”).

Transactions and financial statement items denominated in a currency other than Nortel Networks functional currency are translated into United States dollars using the temporal method. In addition, the financial statements of operations in countries considered to have highly inflationary economies are translated into United States dollars using the temporal method. Under the temporal method, monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at average rates for the period, except for amortization which is translated on the same basis as the related assets. Exchange gains or losses are reflected in net earnings (loss).

Where appropriate, Nortel Networks may hedge a floating percentage of the exposure to foreign exchange gains and losses incurred on the translation of foreign operations. Hedging instruments used by Nortel Networks can include a combination of foreign currency denominated debt, foreign currency swaps and foreign currency forward contracts that are denominated in the same currency as the hedged foreign operations. The translation gains and losses on these hedging instruments are recorded in CTA or net earnings (loss) and are expected to closely offset the translation amounts recorded in CTA for the hedged portion of these operations.

(c) Revenue recognition

Nortel Networks products and services are generally sold as part of a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition method.

Hardware revenue, net of trade discounts and allowances, is recognized upon shipment and when all significant contractual obligations have been satisfied and collection is reasonably assured.

Software revenue is generally recognized when persuasive evidence of an arrangement exists, when delivered in accordance with all terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. Nortel Networks provides extended payment terms on certain software contracts and may sell these receivables to third parties. The fees on these contracts are considered fixed or determinable if the contracts are similar to others for which Nortel Networks has a standard business practice of providing extended payment terms and has a history of successfully collecting under the original payment terms without making concessions. For software arrangements involving multiple elements, Nortel Networks allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately.

For contracts involving multiple elements, Nortel Networks allocates revenue to each element based on relative fair values. Provided none of the undelivered elements are essential to the functionality of the delivered elements, revenue related to the software element and revenue related to the hardware element is recognized as described above. Engineering, installation and other services are recognized as the services are performed.

On long-term contracts, including turnkey contracts revenues are recognized using the percentage-of-completion method on the basis of percentage of costs incurred to date on a contract, relative to the estimated total contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work.

Nortel Networks makes certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sales at the time of shipment.

Accruals for warranty costs, sales returns and other allowances at the time of shipment are based on contract terms and prior claims experience.

(d) Research and development

Research costs are charged to net earnings (loss) in the periods in which they are incurred. Development costs are also expensed unless they are significant and meet generally accepted criteria for deferral. Nortel Networks has not deferred any development costs to date. Costs incurred pursuant to specific contracts with third parties are charged to net earnings (loss) in the same period as the related revenue is recognized. Related global investment tax credits reduce research and development (“R&D”) expense in the same period in which the related expenditures are charged to net earnings (loss).

(e) Income taxes

Nortel Networks provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as future income tax assets and liabilities for the future tax consequences of events recognized in the financial statements and tax returns. Future income taxes are adjusted to reflect the effects of enacted or substantively enacted changes in tax laws or tax rates.

(f) Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the financial statements. Cash and cash equivalents consist of cash on hand and balances with banks, and short-term investments.

(g) Inventories

Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) and net realizable value. The cost of finished goods and work in process is comprised of material, labour and manufacturing overhead.

(h) Plant and equipment

Plant and equipment are stated at cost less accumulated amortization. Amortization is calculated generally on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful lives of buildings are twenty to forty years, and of machinery and equipment are five to ten years.

The carrying value of plant and equipment is considered impaired when the anticipated net recoverable amount of the asset is less than its carrying value net of related provisions for future removal and site restoration costs and future income taxes. In that event, a loss is recognized in an amount equal to the difference. Net recoverable amount is an amount equal to the anticipated cash flows net of directly attributable general and administrative costs, carrying costs, future removal and site restoration costs and income taxes, plus the expected residual value, if any.

(i) Goodwill and intangible assets

Goodwill represents the excess of the purchase prices over the fair values of the identifiable net assets of Nortel Networks subsidiaries, joint ventures and associated companies, and is amortized on a straight-line basis over its estimated useful life of three to twenty years. However, for any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life are not amortized but are assessed for impairment in accordance with the Canadian Institute of Chartered Accountants (the “CICA”) recommendation, Section 3062: “Goodwill and Other Intangibles”.

Acquired technology represents the value of the proprietary “know-how” which was technologically feasible as of the acquisition date, and is charged to net earnings (loss) on a straight-line basis over its estimated useful life of two to three years.

In-process research and development (“IPR&D”) represents the value on completion of a business combination of the acquired R&D which was not technologically feasible as of the acquisition date and, other than its intended use, had no alternative future use. IPR&D is charged to net earnings (loss) generally using the accelerated amortization method over the estimated useful life of six to nine months.

When events and circumstances warrant a review, Nortel Networks evaluates the carrying value of goodwill and intangible assets for potential permanent impairment. Certain factors that Nortel Networks considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for Nortel Networks overall business, significant negative industry or economic trends, a significant decline in Nortel Networks Corporation’s stock price for a sustained period, and Nortel Networks Corporation’s market capitalization relative to net book value.

Impairment of discrete goodwill is evaluated using the discounted cash flows method. Discrete goodwill represents goodwill that is specifically attributable to discrete operations. Under the discounted cash flows method the carrying value of goodwill is compared to the financial condition and the present value of the expected future earnings before tax of the related operations. A permanent impairment in goodwill is written off against earnings in the year that such impairment becomes evident.

Impairment of enterprise level goodwill is evaluated using the market value method. Enterprise level goodwill represents goodwill not specifically attributable to discrete operations. Under the market value method Nortel Networks net book value is compared to the value of Nortel Networks Corporation’s equity securities as of the end of each reporting period. As Nortel Networks comprises substantially all of the operations of Nortel Networks Corporation, the value of Nortel Networks equity securities is determined based on Nortel Networks Corporation’s market capitalization attributable to Nortel Networks. If net book value exceeds this value, the excess carrying amount of goodwill is written off.

The carrying value of an intangible asset is considered impaired when the anticipated net recoverable amount of the asset is less than its carrying value. In that event, a loss is recognized in an amount equal to the difference. Net recoverable amount is an amount equal to the anticipated cash flows net of directly attributable general and administrative costs, carrying costs, and income taxes, plus the expected residual value, if any.

(j) Derivative financial instruments

Nortel Networks enters into forward, swap and option contracts to manage its exposure to fluctuations in interest rates and foreign exchange rates. These derivative financial instruments are effective in meeting the risk reduction objectives of Nortel Networks by generating cash flows which offset the cash flows related to the underlying position in respect of amount and timing. Nortel Networks does not hold or issue derivative financial instruments for trading purposes.

Nortel Networks net earnings (loss) and cash flows may be negatively impacted by fluctuating interest rates, foreign exchange rates, and equity prices. To effectively manage these market risks, Nortel Networks enters into foreign currency forward contracts, foreign currency swaps, foreign currency option contracts, interest rate swaps, and equity forward contracts. The foreign currency gains and losses on these contracts are not recognized in the consolidated financial statements until the underlying firm commitment is recorded in net earnings (loss). At that time, the gains or the losses on such derivatives are recorded in net earnings (loss) as an adjustment to the underlying transaction. Premiums paid with respect to options are deferred and charged to net earnings (loss) over the contract period.

Interest rate swap contracts are designated as hedges of the interest rate of certain financial instruments, including debt and certain receivables and payables. The interest payments relating to swap contracts are recorded in net earnings (loss) over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense.

(k) Pension, post-retirement and post-employment benefits

Pension expense, based on management’s assumptions, consists of: the actuarially computed costs of pension benefits in respect of the current year’s service; imputed interest on plan assets and pension obligations; and straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

The expected costs of post-retirement and certain post-employment benefits, other than pensions, to active employees are accrued for in the consolidated financial statements during the years employees provide service to Nortel Networks. Other post-employment benefits are recognized when the event triggering the obligation occurs.

(l) Receivables sales

Generally, Nortel Networks retains servicing rights and in some cases, provides limited recourse when it sells receivables. A gain or loss is recorded at the date of the sale and is based upon, in part, the previous carrying amount of the financial assets involved in the transfer allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. Fair value is generally estimated based on the present value of the estimated future cash flows expected under management’s assumptions, including discount rates assigned commensurate with risks.

Nortel Networks generally does not record an asset or liability related to servicing, as the annual servicing fees are equivalent to those that would be paid to a third party servicer. Certain transactions will enable the servicer, which is generally Nortel Networks, to receive a servicing bonus at the maturity of the transaction if certain performance criteria are met. The ultimate collection of servicing bonuses is based on the collectibility and credit experience of the assets sold and Nortel Networks initially values the servicing bonus at a fair value of nil based on the determination that future credit losses will offset the servicing bonus.

Nortel Networks reviews the fair value assigned to retained interests, including the servicing bonus, at each reporting date subsequent to the date of the transfer. Fair value is reviewed using similar valuation techniques as those used to initially measure the retained interest and, if a change in events or circumstances warrants, the fair value is adjusted and any adjustments are recorded in other income (expense) - net.

(m) Use of estimates

The preparation of Nortel Networks consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for uncollectible accounts receivable and customer financings, inventory obsolescence, product warranty, amortization, asset valuations, employee benefits, taxes, restructuring and other provisions, IPR&D, and contingencies.

(n) Comparative figures

Certain 2000 and 1999 figures in the accompanying Consolidated Financial Statements have been reclassified to conform to the 2001 presentation.

3.	Accounting changes

(a) Impairment of enterprise level goodwill

During the year ended December 31, 2001, Nortel Networks changed its method of evaluating impairment of enterprise level goodwill. Enterprise level goodwill represents goodwill not specifically attributable to discrete operations. Nortel Networks changed from the undiscounted cash flows method to the market value method. Under the market value method, Nortel Networks net book value is compared to the value of Nortel Networks Corporation’s equity securities as of the end of each reporting period. As Nortel Networks comprises substantially all of the operations of Nortel Networks Corporation, the value of Nortel Networks equity securities is determined based on Nortel Networks Corporation’s market capitalization attributable to Nortel Networks. If net book value exceeds this value, the excess carrying amount of goodwill is written off. Nortel Networks believes that the market value method is preferable since it provides a more realistic valuation than the undiscounted cash flow method. This change had no effect on the business, results of operations, and financial condition of Nortel Networks.

Nortel Networks did not change its method of evaluating impairment of discrete goodwill. Discrete goodwill represents goodwill that is specifically attributable to discrete operations. Nortel Networks continues to measure impairment of discrete goodwill using the discounted cash flows method.

(b) Receivable sales

In November 2001, the CICA issued Accounting Guideline (“AcG”) No. 12, Transfers of Receivables (“AcG-12”). AcG-12 is consistent with the requirements of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Financial Liabilities and replaced Emerging Issues Abstract (“EIC”) No. 9, Transfers of Receivables (“EIC-9”) and EIC No. 54, Transfers of Receivables — Definition of Recourse. AcG-12 focuses on the relinquishing of control of assets as the principal determination in achieving sale treatment, whereas EIC-9 focused on transfer of risks and rewards of ownership.

AcG-12 applies to transfers after June 30, 2001, although application is permitted for transfers after March 31, 2001. The adoption of AcG-12 did not have a material effect on the business, results of operations, and financial condition of Nortel Networks.

4.	Discontinued operations

On June 14, 2001, Nortel Networks Board of Directors approved a plan to discontinue Nortel Networks access solutions operations consisting of all of Nortel Networks narrowband and broadband solutions, including copper, cable, and fixed wireless solutions, as well as Nortel Networks then current consolidated membership interest in Arris Interactive LLC (“Arris”) and equity investment in Elastic Networks Inc. Also affected by the decision were Nortel Networks prior acquisitions of Promatory Communications, Inc. (“Promatory”), Aptis Communications, Inc., and Broadband Networks Inc.

On August 8, 2001, Nortel Networks filed with applicable regulatory authorities audited Consolidated Financial Statements and the notes thereto for the three years ended December 31, 2000, restated for discontinued operations.

Pursuant to the CICA recommendation, Section 3475: “Discontinued Operations” the revenues, costs and expenses, assets and liabilities, and cash flows of Nortel Networks access solutions operations have been segregated in the accompanying Consolidated Statements of Operations, Consolidated Balance Sheets, and Consolidated Statements of Cash Flows, and are reported as “discontinued operations”.

The results of discontinued operations for the years ended December 31, presented in the accompanying Consolidated Statements of Operations, were as follows:

	2001	2000	1999

Revenues	$994	$2,325	$1,659

Loss from discontinued operations — net of tax(a)	$(360)	$(380)	$(96)
Loss on disposal of operations — net of tax(b)	(2,195)	–	–

Net loss from discontinued operations — net of tax	$(2,555)	$(380)	$(96)

(a)	Loss from discontinued operations was net of applicable income tax benefits of $115, $119, and $38 for the years ended December 31, 2001, 2000, and 1999, respectively.

(b)	Loss on disposal of operations was net of an applicable income tax benefit of $596 for the year ended December 31, 2001.

The pre-tax loss on disposal of the access solutions operations of $2,791 reflected the estimated costs directly associated with Nortel Networks plan of disposition. The loss reflected: the write-off of goodwill associated with the acquisition of Promatory in the amount of $428; provisions for both short-term and long-term receivables of $900; a provision for inventories of $381; other asset write-offs totalling $151; future contractual obligations and estimated liabilities of $759; and estimated operating losses during the planned period of disposition of $172.

At December 31, 2001, the remaining accruals of $329 related to the above noted future contractual obligations and estimated liabilities, and estimated operating losses during the planned period of disposition were included in current liabilities of discontinued operations. The remaining accruals are expected to be drawn down by cash payments over the planned period of disposition. Nortel Networks continues to work towards disposing of or transitioning the ownership of certain operations. Any operations not disposed of or so transitioned are expected to be closed. Nortel Networks expects to complete this plan by June 2002, subject to the closing of specific transactions, the timing of which is impacted by regulatory approval processes and business issues.

On August 24, 2001, Nortel Networks completed a transaction with Zhone Technologies, Inc. to sell the AccessNode ABM and CDS shelf products and the Universal Edge 9000 digital loop carrier shelf and remote access shelf products.

On August 3, 2001, Nortel Networks announced the completion of the previously announced transfer of its ownership interest in Arris to Arris Group, Inc. (“Arris Group”), ANTEC Corporation’s new parent company. As a result, at December 31, 2001, Nortel Networks owned a 49.2 percent non-controlling interest in Arris Group, compared to the previous 81.25 percent controlling interest in Arris.

On July 25, 2001, Nortel Networks completed a transaction with GE Industrial Systems Technology Management Inc., a division of the General Electric Company, to sell the Lentronics JungleMUX SONET multiplexer and TN-1U SDH multiplexer products.

The assets and liabilities of discontinued operations presented in the accompanying Consolidated Balance Sheets as at December 31, were as follows:

	2001	2000

Accounts receivable — net	$109	$922
Inventories — net	66	499
Future income taxes	348	86
Other current assets	175	4

Total current assets of discontinued operations	698	1,511

Goodwill and intangible assets — net	17	615
Other long-term assets	266	882

Total assets of discontinued operations	$981	$3,008

Current liabilities	$384	$181
Long-term liabilities	11	64

Total liabilities of discontinued operations	$395	$245

The net cash used in discontinued operations for the years ended December 31, presented in the accompanying Consolidated Statements of Cash Flows, were as follows:

	2001	2000	1999

Cash flows from (used in) discontinued operations
Operating activities	$(407)	$(679)	$(569)
Investing activities	30	(480)	(242)

Net cash used in discontinued operations	$(377)	$(1,159)	$(811)

5.	Acquisitions

The following tables set out certain information as at December 31, 2001 for the acquisitions completed by Nortel Networks in the years ended December 31, 2000 and 1999, excluding those entities acquired which were subsequently discontinued (see note 4). All of these acquisitions were accounted for using the purchase method. The accompanying Consolidated Financial Statements include the operating results of each of these businesses from their respective dates of acquisition.

Purchase price allocation and amortization period for goodwill and intangible assets

			Acquired		Net Tangible
Closing Date	Purchase	Goodwill	Technology	IPR&D	Assets
& Acquisition	Price	( - - - - - - - - - - amortization period - - - - - - - - - )			(Liabilities)

2000
May 12
Photonic (i)	$32	$29	$–	$–	$3
		(3 years)

March 16
Clarify (ii)	$4,851	$4,573	$210	$64	$4
		(3 years)	(2 years)	(9 months)

January 28
Qtera (iii)	$3,003	$2,629	$–	$559	$(185)
		(3 years)		(9 months)

January 24
Dimension (iv)	$65	$58	$–	$–	$7
		(4 years)

Other (v)

1999
November 12
Periphonics (vi)	$650	$414	$66	$68	$102
		(4 years)	(3 years)	(7.5 months)

April 16
Shasta	$349	$164	$–	$180	$5
Networks (vii)		(3 years)		(8.5 months)

Form of initial consideration and other

(i)	Photonic Technologies, Inc. (“Photonic”) was a developer of optical component technology for the manipulation and control of the polarization of light. In connection with the acquisition, Nortel Networks paid approximately $32 in cash to acquire the remaining approximate two-thirds ownership interest in Photonic that it did not previously own.

As part of its work plan to streamline its business, during the third quarter of 2001, Nortel Networks closed the operations acquired with the Photonic transaction. The closure of Photonic did not have a material impact on the business, results of operations, and financial condition of Nortel Networks.

(ii)	Clarify Inc. (“Clarify”) was a provider of eBusiness front office solutions. In connection with the acquisition, Nortel Networks issued approximately 31.7 million common shares and assumed the equivalent of approximately 8.8 million stock options to purchase common shares of Nortel Networks. The intrinsic value of the assumed Clarify stock options was $863. The initial allocation of the purchase price included tangible assets of $179 and assumed liabilities of $178.

As part of its work plan to streamline its business, on November 28, 2001 Nortel Networks and Amdocs Limited completed a transaction to sell substantially all assets used in the Clarify portfolio, including patents, intellectual property, and trademarks for approximately $200 in cash. The results relating to Clarify were not material to the business, results of operations, and financial condition of Nortel Networks.

(iii)	Qtera Corporation (“Qtera”) was a producer of ultra-long-reach optical networking systems. In connection with the acquisition, Nortel Networks issued approximately 28.2 million common shares, of which approximately 5.2 million common shares of Nortel Networks were issued into escrow related to contingent consideration. The equivalent of approximately 3.7 million stock options to purchase common shares of Nortel Networks and 0.9 million warrants convertible into common shares of Nortel Networks were assumed. The intrinsic values of the assumed Qtera stock options and warrants were $349 and $77, respectively. These issued shares, assumed stock options and assumed warrants exclude the common shares that were to be issued to the former holders of assumed stock options and warrants on the achievement of certain business performance objectives. The initial allocation of the purchase price included tangible assets of $13 and assumed liabilities of $210.

(iv)	Dimension Enterprises, Inc. (“Dimension”) was an engineering and business strategy consulting firm. In connection with the acquisition, Nortel Networks paid approximately $37 in cash for Dimension.

As part of its work plan to streamline its business, Nortel Networks made the decision to exit the consulting services business acquired with this acquisition during the fourth quarter of 2001. The results relating to Dimension were not material to the business, results of operations, and financial condition of Nortel Networks (see note 7).

(v)	Other

Nortel Germany

Effective January 1, 2000, Nortel Networks increased its ownership interest in Nortel Networks Germany GmbH & Co. KG (formerly known as Nortel Dasa Network Systems GmbH and Co. KG) (“Nortel Germany”), from a 50 percent joint control interest to a 58 percent controlling interest.

Nortel France

Effective January 1, 2000, Nortel Networks increased its ownership interest in Nortel Networks France SAS (formerly known as Matra Nortel Communications S.A.S.) (“Nortel France”), from a 50 percent joint control interest to a 55 percent controlling interest.

(vi)	Periphonics Corporation (“Periphonics”) was a provider of interactive voice solutions used in call centers and other voice and data network applications. In connection with the acquisition, Nortel Networks issued approximately 8.4 million common shares and assumed the equivalent of approximately 0.9 million stock options to purchase common shares of Nortel Networks. The intrinsic value of the assumed Periphonics stock options was $45.

(vii)	Shasta Networks, Inc. (“Shasta Networks”) was a provider of gateways and systems for IP public data networks. In connection with the acquisition, Nortel Networks issued approximately 9.3 million common shares.

As described in note 7, the amount of goodwill associated with a number of Nortel Networks prior acquisitions was written down during the year ended December 31, 2001.

Contingent consideration

In certain acquisition transactions, Nortel Networks agrees to additional purchase consideration upon the achievement of specific objectives by the acquired business. The achievement of these objectives results in an increase in the purchase price of the acquired business for consideration subsequent to the purchase date, and a corresponding increase at that time to the goodwill recorded on the acquisition. The maximum contingent consideration is fixed as at the date of acquisition. The following table outlines acquisitions completed by Nortel Networks for the years ended December 31, 2000, and 1999 for which it was possible for contingent consideration to be earned during the year ended December 31, 2001, if the acquired businesses met the specific performance objectives.

	Maximum	Contingent
Year &	Contingent	Consideration
Acquisition	Consideration	Earned to Date

2000
Photonic	$5	$–
	As part of its initiative to streamline its business around its core growth areas, Nortel Networks closed the operations acquired with the Photonic transaction. The contingent consideration available at January 1, 2001 was not earned during 2001, and as a result, such remaining contingent consideration will not be paid.

Qtera	$500	$300
	The remaining $200 of contingent consideration available to the former shareholders, option holders and warrant holders of Qtera at January 1, 2001 was not earned during 2001, and as a result such remaining contingent consideration will not be paid.

Dimension	$34	$28
	Payable in cash, upon Dimension achieving certain business performance objectives by the end of 2002. Of the $28 earned to date, $13 was earned in 2001, and $15 was earned in 2000. As part of its initiatives to streamline its business around its core growth areas, Nortel Networks made the decision to exit the consulting services business acquired with the Dimension transaction.

6.	Consolidated financial statement details

Consolidated statements of operations

The following tables provide details for the years ended December 31:

Research and development expense:

	2001	2000	1999

R&D expense(a)	$3,077	$3,475	$2,650
R&D costs incurred on behalf of others(b)	68	64	131

Total	$3,145	$3,539	$2,781

(a)	The above amounts are net of global investment tax credits of $153, $151, and $143 for the years ended December 31, 2001, 2000, and 1999, respectively.

(b)	These costs include R&D charged to customers of Nortel Networks pursuant to contracts that provide for full recovery of the estimated cost of development, material, engineering, installation and all other attracted costs, which are accounted for as contract costs.

Other income (expense) — net:

	2001	2000	1999

Interest income	$119	$130	$134
Minority interest	22	(55)	(3)
Gain (loss) on sale of investments	(354)	884	193
Other — net	(108)	(118)	(108)

Other income (expense) — net	$(321)	$841	$216

Currency exchange gains (losses):

2001		2000	1999

Currency exchange gains (losses)(a)	$(18)	$18	$(102)

(a) Currency exchange gains (losses) as included in net loss.

Consolidated balance sheets

The following tables provide details as at December 31:

Inventories — net:

	2001	2000

Raw materials	$745	$677
Work in process	576	852
Finished goods	248	2,284

Inventories — net(a)	$1,569	$3,813

(a)	Net of inventory provisions of $913 and $512 as at December 31, 2001 and 2000, respectively. Nortel Networks has also accrued in other accrued liabilities $565 at December 31, 2001 for cancellation charges, for inventory in excess of future demand, and for the settlement of certain other claims related to its contract manufacturers or suppliers.

Plant and equipment — net:

	2001	2000

Cost:
Land	$124	$120
Buildings	1,754	1,701
Machinery and equipment	4,378	4,303

	6,256	6,124

Less accumulated amortization:
Buildings	(792)	(456)
Machinery and equipment	(3,003)	(2,374)

	(3,795)	(2,830)

Plant and equipment — net	$2,461	$3,294

Goodwill and intangible assets — net:

	2001	2000

Cost:
In-process research and development	$2,123	$2,123
Acquired technology	5,201	5,230
Goodwill	6,913	10,958

	14,237	18,311

Less accumulated amortization:
In-process research and development	(2,123)	(2,123)
Acquired technology	(5,181)	(4,607)
Goodwill	(5,528)	(3,503)

	(12,832)	(10,233)

Goodwill and intangible assets — net	$1,405	$8,078

Consolidated statements of cash flows

The following tables provide details for the years ended December 31:

Cash and cash equivalents at end of year — net:

	2001	2000	1999

Cash on hand and balances with banks	$1,259	$1,146	$582
Short-term investments	2,208	425	1,675

Cash and cash equivalents end of year — net	$3,467	$1,571	$2,257

Acquisitions of investments and businesses — net of cash acquired:

	2001	2000	1999

Cash acquired	$–	$(88)	$(22)
Total net assets acquired other than cash	(89)	(8,262)	(1,639)

Total purchase price	(89)	(8,350)	(1,661)

Less: cash acquired	–	88	22
Less: non-cash consideration paid other than common share options and contingent consideration
Less: common share option consideration paid	–	1,289	45
Less: cash consideration contingent upon the, achievement of certain operational milestones	–	39	18

Acquisitions of investments and businesses — net of cash acquired	$(89)	$(389)	$(653)

Interest and income taxes paid:

	2001	2000	1999

Interest paid	$253	$158	$179
Income taxes paid	$18	$736	$421

Receivables sales:

	2001	2000

Proceeds from new securitizations	$789	$1,632
Proceeds from collections reinvested in revolving period securitizations	$688	$1,043

7.	Special charges

The following tables detail special charges incurred for the years ended December 31:

2001

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Restructuring activities:
Workforce reduction	$1,343	$964	$(14)	$393
Contract settlement and lease costs	883	110	–	773
Plant and equipment write downs	939	–	939	–
Goodwill write-off	106	–	106	–
Other	39	8	–	31

	3,310	1,082	1,031	1,197

Goodwill write down	3,818	–	3,818	–

Total	$7,128	$1,082	$4,849	$1,197

During 2001, in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks implemented its work plan to streamline its operations and activities around its core markets and leadership strategies. This work plan was adjusted during the year to reflect the continued decline in the industry and economic environment, and in the capital markets.

In addition, as part of its review of financial results during each of the three months ended June 30, September 30, and December 31, 2001, Nortel Networks performed separate assessments of the carrying value of its goodwill based on the respective goodwill balances outstanding in each period. The conclusion of the assessment performed during the three months ended June 30, 2001 was that the decline in market conditions within Nortel Networks industry was significant and other than temporary. As a result, Nortel Networks recorded a $3,818 write down of goodwill in the three months ended June 30, 2001. The conclusions of the assessments performed during both the three months ended September 30, 2001 and December 31, 2001 were that no additional write down of goodwill was required. There has been no impairment in enterprise level goodwill during the year ended December 31, 2001.

Restructuring activities

For the year ended December 31, 2001, Nortel Networks recorded restructuring charges of $3,310.

Workforce reduction charges of $1,343 were related to the cost of severance and benefits associated with the approximately 35,500 employees notified of termination. Of the 35,500 employees notified by December 31, 2001, approximately 13,800 were direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks products, and approximately 21,700 were indirect sales, marketing, and administrative employees, and manufacturing managers. The workforce reduction was primarily in North America and the United Kingdom and extended across all of Nortel Networks segments. As at December 31, 2001, the workforce reduction provision balance has been drawn down by cash payments of $964, offset by $14 of non-cash curtailment income related to both pension and other post-retirement benefits, resulting in an ending provision balance for workforce reduction of $393. The remaining provision is expected to be substantially drawn down by the end of 2002.

In conjunction with the above noted workforce reduction, Nortel Networks identified a number of leased and owned facilities comprised of office, warehouse and manufacturing space, as well as leased manufacturing equipment, that were no longer required. As a result, Nortel Networks recorded net lease costs of approximately $757. The costs primarily related to Nortel Networks future contractual obligations under operating leases. Offsetting the total lease charge is approximately $506 in expected sublease revenue on leases that Nortel Networks cannot terminate. Nortel Networks expects to have subleased substantially all of these properties by the end of 2004. Nortel Networks wrote down the net carrying value of specific owned facilities across all segments within North America, and the United Kingdom. The write down of approximately $95 reflects the net recoverable amount based on market assessments for general purpose facilities. Contract settlement costs included negotiated settlements of approximately $126 to either cancel contracts or renegotiate existing contracts across all of Nortel Networks segments. As at December 31, 2001, the provision balance for contract settlement and lease costs has been drawn down by cash payments of $110, resulting in an ending provision balance of $773. The remaining provision is expected to be substantially drawn down by the end of 2004.

Plant and equipment write downs of approximately $440 consisted of the write down of leasehold improvements and certain information technology equipment associated with the exiting of the above noted leased and owned facilities.

In addition, as a result of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks has performed assessments of certain plant and equipment assets as part of its review of financial results during 2001. The conclusion of these assessments resulted in a write down of certain plant and equipment within global operations, a function that supports all of Nortel Networks segments, and within the Optical Long-Haul Networks segment, of approximately $404.

Within global operations, it was determined that there was excess test equipment at a number of system houses that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $66 to write down the value of this equipment to its net recoverable amount based on the current fair value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of the second quarter of 2002.

Within the Optical Long-Haul Networks segment, it was determined that there was excess manufacturing equipment at a number of facilities that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $247 to write down the value of this equipment to its net recoverable amount based on the current fair market value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of the second quarter of 2002. Nortel Networks also wrote down the net carrying value of a specialized manufacturing facility within the Optical Long-Haul Networks segment for the production of optical components within North America. The write down of approximately $91 reflects the net recoverable amount based on market assessments for a general purpose facility.

The goodwill write-off of $106 was related to the remaining net book value of goodwill associated with the prior acquisitions of MICOM Communications Corp and Dimension. As part of Nortel Networks work plan to streamline its business, Nortel Networks has made the decision to exit all technologies and consulting services related to these prior acquisitions. The results related to these prior acquisitions were not material to the business, results of operations, and financial condition of Nortel Networks.

Goodwill write down

For the year ended December 31, 2001, Nortel Networks recorded a goodwill write down of $3,818.

Nortel Networks, as part of its review of financial results during the three months ended June 30, 2001, performed an assessment of the carrying value of goodwill recorded in connection with its various acquisitions. The assessment during that period was performed in light of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, and the adjustment of technology valuations. The conclusion of that assessment was that the decline in market conditions within Nortel Networks industry was significant and other than temporary. As a result, Nortel Networks recorded a $3,818 write down of goodwill in the three months ended June 30, 2001. The write down was primarily related to the goodwill associated with the acquisitions of Qtera, within the Optical Long-Haul Networks segment, and Clarify, within Other.

Fair value of goodwill was determined based on discounted future cash flows for the businesses that had separately distinguishable goodwill balances and whose operations had not yet been fully integrated into Nortel Networks. The cash flow periods used were five years, the discount rate used was 20 percent, and the terminal values were estimated based upon terminal growth rates ranging from 5 to 11 percent. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflected management’s best estimates. The discount rate was based upon Nortel Networks weighted average cost of capital as adjusted for the risks associated with the operations.

2000

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Workforce reduction	$130	$130	$–	$–
Goodwill write-off	133	–	133	–
Other	6	–	6	–

	$269	$130	$139	$–

In the year ended December 31, 2000, Nortel Networks recorded special charges aggregating to $269 relating to restructuring activities.

Restructuring activities involved the implementation of Nortel Networks initiative to strategically realign resources into high growth areas of the business in response to shifts in customers’ needs and transitions from older to newer technologies across Nortel Networks product portfolio, and the outsourcing of certain information services functions. The outsourcing of certain corporate services began in the third quarter of 1999.

Workforce reduction costs of approximately $30 related to approximately 2,000 employees in connection with the outsourcing of certain information services functions. The remaining workforce reduction charges of approximately $100 related primarily to approximately 2,000 employees in connection with the initiative to strategically realign resources.

The goodwill write-off of $133 represented a reduction of the goodwill related to Nortel France. Nortel Networks changed its business mandate for Nortel France from the product focus for which it was acquired, and restructured the business to focus on distribution channels.

The remaining provision balance of $48 as at December 31, 2000, which related to the approximately 2,000 employees identified in the strategic resource realignment described above, was fully drawn down in 2001.

1999

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Workforce reduction	$81	$81	$–	$–
Write down of equipment	14	–	14	–
Contract settlement and lease costs	36	36	–	–
Other	43	–	43	–

	$174	$117	$57	$–

In the year ended December 31, 1999, Nortel Networks recorded special charges aggregating to $174 relating to restructuring activities.

Restructuring activities involved Nortel Networks exit of the Satellite and Time Division Multiple Access small switch operations within the former Service Provider and Carrier (“SP&C”) segment, and the Consumer Products and Open Speech operations within the former Enterprise segment. The restructuring activities also involved the streamlining of the former SP&C manufacturing operations in connection with Nortel Networks strategy announced in January 1999.

Workforce reduction charges represented the cost of severance and related benefits for the termination of approximately 1,850 employees in the above noted restructuring activities.

Contract settlement and lease costs included lease termination costs for the Open Speech operations, as well as the write-off of leasehold improvements and furniture and fixtures related to these facilities.

The restructuring of the above noted businesses resulted in Nortel Networks no longer supporting several of its existing products and new product introductions. Nortel Networks recorded a charge of $16 to write off the remaining book value of redundant raw materials inventory related to the Consumer Products operations and the former SP&C operations. Also included in other charges was a one-time, non-recurring charge of $20 for Nortel Networks coverage of an obligation by a customer to a third party. Nortel Networks also recorded a non-recurring and non-operational charge of $7 related to the settlement of a patent infringement suit.

The remaining provision balance of $28 as at December 31, 2000, related to workforce reduction, was fully drawn down in 2001.

8.	Long-term debt and credit facilities

Long-term debt

At December 31, long-term debt consisted of:

	2001	2000

8.75% Notes due June 12, 2001	$–	$250
Term credit facility due June 28, 2001, with a floating interest rate based on LIBOR + .12%	–	120
6.88% Notes due October 1, 2002	300	300
6.00% Notes due September 1, 2003	200	200
6.125% Notes due February 15, 2006	1,500	–
7.40% Notes due June 15, 2006	150	150
6.88% Notes due September 1, 2023	200	200
7.88% Notes due June 15, 2026	150	150
Other long-term debt with various repayment terms, and a weighted average interest rate of 6.49%	137	501
Obligations under capital leases	20	43

	2,657	1,914
Less: Long-term debt due within one year	384	445

Long-term debt	$2,273	$1,469

At December 31, 2001, the amounts of long-term debt payable for the years ending December 31, consisted of:

2002	$384
2003	258
2004	13
2005	–
2006	1,650
Thereafter	352

Total long-term debt payable	$2,657

Nortel Networks long-term debt was unsecured as at December 31, 2001.

On February 8, 2001, Nortel Networks completed an offering of $1,500 of 6.125 percent notes due on February 15, 2006 (the “Notes”). The Notes pay interest on a semi-annual basis on February 15 and August 15, which began on August 15, 2001. The Notes are redeemable, at any time at Nortel Networks option, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium.

Credit facilities

Effective December 20, 2001, Nortel Networks and its subsidiary Nortel Networks Inc. amended their June 14, 2001 $2,000 364-day syndicated credit agreements. These amendments reduced the size of the committed facilities to $1,575 and extended the term of the credit agreements to December 13, 2002, with a one-year term out option to convert outstanding amounts under the credit agreements into term loans on December 13, 2002.

The credit agreements contain financial covenants that require (i) the maintenance of a minimum consolidated tangible net worth at the Nortel Networks level, and (ii) the achievement of certain minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) thresholds at the consolidated Nortel Networks Corporation level beginning in the first quarter of 2002. Certain business restructuring charges and other one-time charges and gains will be excluded from the calculation of EBITDA. In addition, these credit agreements contain covenants restricting additional debt, the payment of dividends, corporate events, liens, sale and leasebacks, and investments, among others. These credit agreements also provide for the granting of security, which may include a pledge of shares and/or a guarantee, over substantially all of Nortel Networks assets and those of most of its United States and Canadian subsidiaries and also provide for either a pledge of shares or a guarantee by certain of Nortel Networks other subsidiaries. The security will be granted in the event that one of Nortel Networks United States senior unsecured long-term debt ratings fall below investment grade, defined as either Baa3 or BBB-, as determined by Moody’s Investors Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Service (“S&P”), respectively. The security would be released when both of these debt ratings return to Baa2 (with a stable outlook) and BBB (with a stable outlook) as determined by Moody’s and S&P, respectively. In the event that such security is in fact granted as a result of such rating downgrade, certain of the long-term debt outstanding at December 31, 2001, will also be secured to the extent required by the terms and conditions of such long-term debt during the time that the security arrangements under the credit agreements are in effect.

On April 12, 2000, Nortel Networks and Nortel Networks Inc. entered into five-year and 364-day syndicated credit agreements, which permit borrowings in an aggregate amount of up to $2,000. On April 11, 2001, Nortel Networks and Nortel Networks Inc. extended and increased the April 12, 2000, 364-day syndicated credit agreements to permit borrowings in an aggregate amount of up to $1,750 from $1,250, with a one-year term out option to convert outstanding amounts under the 364-day syndicated credit agreements into term loans on the termination date of the credit agreements. As a result, total borrowings permitted under these syndicated five-year and 364-day credit agreements are $2,500.

At December 31, 2001 Nortel Networks was in compliance with the covenants and had not drawn under any of the credit agreements. In addition, Nortel Networks debt ratings were within investment grade as determined by both Moody’s and S&P.

At December 31, 2001 and 2000, Nortel Networks had total unused committed credit facilities of approximately $4,400 and $2,160, respectively. These credit facilities are generally available at interest rates of LIBOR plus a spread, dependent on the amount drawn under these credit facilities and in certain cases, the United States long-term debt ratings of Nortel Networks.

9.	Income taxes

The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax benefit (provision) included in the accompanying Consolidated Statements of Operations for the years ended December 31:

	2001	2000	1999

Income taxes at Canadian rates
(2001 - 40.8%, 2000 - 42.3%, 1999 - 42.9%)	$6,562	$(84)	$(283)
Reduction of Canadian taxes applicable to manufacturing profits	(71)	36	44
Difference between Canadian rate and rates applicable to subsidiaries in the United States and other jurisdictions	(902)	116	115
Difference between basic Canadian rate and rates applicable to gain on sale of businesses	(31)	(21)	32
Non-deductible amortization of goodwill	(2,379)	(1,198)	(842)
Foreign operation tax benefit	979	–	–
Change in valuation allowance	(1,331)	–	–
Utilization of losses	22	64	34
Stock options deduction	–	–	226
Other	84	(50)	(60)

Income tax benefit (provision)	$2,933	$(1,137)	$(734)

Details of Nortel Networks income taxes:
Earnings (loss) from continuing operations before income taxes:
Canadian, excluding gain on sale of businesses	$(3,291)	$982	$364
United States and other, excluding gain on sale of businesses	(12,910)	(957)	165
Gain on sale of businesses	125	174	131

	$(16,076)	$199	$660

Income tax benefit (provision):
Canadian, excluding gain on sale of businesses	$338	$(344)	$(198)
United States and other, excluding gain on sale of businesses	2,677	(699)	(511)
Gain on sale of businesses	(82)	(94)	(25)

	$2,933	$(1,137)	$(734)

Income tax benefit (provision):
Current	$1,236	$(1,434)	$(912)
Future	1,697	297	178

	$2,933	$(1,137)	$(734)

The following table shows the significant components included in future income taxes as at December 31:

	2001	2000

Future income taxes:
Assets:
Tax benefit of loss carryforwards and tax credits	$2,981	$304
Provisions and reserves	1,775	741
Post-retirement benefits other than pensions	381	173
Plant and equipment	25	39
Pension plan liabilities	22	32
Deferred compensation	35	25
Unrealized losses on investments	107	–
Other	45	14

	5,371	1,328
Valuation allowance	(1,573)	(149)

	3,798	1,179

Liabilities:
Acquired technology	8	231
Provisions and reserves	644	449
Plant and equipment	166	132
Unrealized gains on equity investments	–	108
Pension plan assets	–	13
Other	18	16

	836	949

Net future income tax assets	$2,962	$230

Nortel Networks has provided a valuation allowance on certain future income tax assets of approximately $63 as at December 31, 2001, which pertain to certain provisions and loss carryforwards resulting from certain acquisitions. When recognized by Nortel Networks, the tax benefit of these amounts will be accounted for as a credit to goodwill, to the extent that there is remaining goodwill associated with the specific acquisition, rather than as a reduction of the income tax provision. For the year ended December 31, 2000, Nortel Networks recognized approximately $40 of previously unrecognized loss carryforwards plus other acquired tax benefits from certain acquisitions which were accounted for as a credit to goodwill. No such amounts were recognized during the year ended December 31, 2001.

Nortel Networks had the following net operating and capital loss carryforwards and tax credits which are scheduled to expire in the following years at December 31, 2001:

	Net
	Operating	Capital		Tax
	Losses	Losses	(a)	Credits	(b)	Total

2004 - 2006	$779	$–		$180		$959
2007 - 2009	3	–		283		286
2010 - 2011	–	–		347		347
2017 - 2021	2,442	–		–		2,442
Indefinitely	446	3,603		–		4,049

	$3,670	$3,603		$810		$8,083

(a)	The capital losses may only be used to offset future capital gains realized in the United Kingdom. Nortel Networks has set up a full valuation allowance against this future tax benefit.

(b)	Unused tax credits can be utilized primarily to offset future Canadian income taxes payable.

10.	Related party transactions

In the ordinary course of business, Nortel Networks engages in transactions with certain of its equity-owned investees that are under or are subject to Nortel Networks significant influence and with joint ventures of Nortel Networks. These transactions are sales and purchases of goods and services under usual trade terms and are measured at their exchange amounts.

Transactions with related parties for the years ended December 31 are summarized as follows:

	2001	2000	1999

Revenues	$6	$669	$1,842
Purchases	$76	$369	$209
Research and development expense	$141	$52	$–

Effective May 1, 2000, in conjunction with the Arrangement, BCE’s ownership interest was reduced from approximately 36 percent to a nominal amount. As a result, BCE and entities that are owned by BCE were no longer considered related parties immediately after the Arrangement.

Nortel Networks also engages in transactions with Nortel Networks Corporation and directly owned subsidiaries of Nortel Networks Corporation. These transactions include sales, purchases and cash borrowings between the parties in addition to funding activities pursuant to reciprocal credit agreements. As at December 31, 2001 and 2000, the balance included in trade and other payables owing to Nortel Networks Corporation was $134 and $101, respectively, and to directly owned subsidiaries of Nortel Networks Corporation was $116 and $252, respectively. Research and development expense relates to research and development services provided to Nortel Networks by directly owned subsidiaries of Nortel Networks Corporation.

On August 15, 2001, Nortel Networks Corporation completed a private offering of $1,800 of 4.25 percent convertible senior notes (the “Senior Notes”), due on September 1, 2008. Nortel Networks, as the guarantor of the Senior Notes, will make payment for the principal, or interest, or premium, if any, or other amounts, if any, should Nortel Networks Corporation not make such payments as they are due. The guarantee of the Senior Notes is a direct, unconditional, unsecured, and unsubordinated obligation of Nortel Networks. Nortel Networks Corporation lent the full proceeds from the offering to Nortel Networks for its general corporate purposes and those of its subsidiaries. On September 30, 2001, Nortel Networks Corporation converted the entire loan into one additional common share of Nortel Networks (see note 11).

In the fourth quarter of 2001, Nortel Networks completed the sale of substantially all of the assets in the Cogent Defence Systems business (“CDS”) to EADS Defence & Security Networks S.A.S. (“EDSN”). At December 31, 2001, Nortel Networks held a 41 percent ownership interest in EDSN and European Aeronautics, Defense and Space Company (“EADS”) held the remaining 59 percent. Under the terms of the agreement, Nortel Networks sold substantially all of its assets in the CDS business including: fixed assets; accounts receivable; inventory; intellectual property; and licenses, and excluding cash on hand as at the closing date for consideration of approximately $143, subject to final adjustments, comprised of a loan note due in 2002 and a call option to acquire an additional approximate 7 percent ownership interest in Nortel France beginning in 2004. At December 31, 2001, Nortel Networks held a 55 percent ownership interest in Nortel France and EADS held the remaining 45 percent. Nortel Networks recorded a gain on the sale of approximately $37, included in loss (gain) on sale of businesses.

11.	Preferred shares and common shares

Preferred shares

Nortel Networks is authorized to issue an unlimited number of Class A Preferred Shares and Class B Preferred Shares, without nominal or par value, issuable in series. Class A Preferred Shares have been issued for consideration denominated in Canadian dollars (C$) and are presented in United States dollars after translation at the exchange rate in effect at the date of original issue. Each series of Class A Preferred Shares ranks in parity with every other series of Class A Preferred Shares.

At December 31, 2001 and 2000, included in shareholders’ equity were the following outstanding Class A Preferred Shares:

	Number
	of shares
	(thousands)

Series 5, issued November 26, 1996 for consideration of C$400 million	16,000	$294

Series 7, issued November 28, 1997 for consideration of C$350 million	14,000	$242

In addition, at December 31, 2000, 200 shares of Cumulative Redeemable Class A Preferred Shares Series 4 (“Series 4 Shares”) were outstanding and included in shareholders’ equity at a value of $73. During the year ended December 31, 2001, the registered holders of all 200 Series 4 Shares of Nortel Networks exercised their right to exchange their Series 4 Shares for common shares of Nortel Networks Corporation. Nortel Networks Corporation issued in aggregate approximately 9,035,000 common shares to the former holders of Series 4 Shares. As a result, pursuant to an agreement in respect of the Series 4 Shares exchange rights, Nortel Networks issued approximately 4,090,000 common shares to Nortel Networks Corporation.

The Cumulative Redeemable Class A Preferred Shares Series 5 (“Series 5 Shares”) are presented net of tax effected issue costs of approximately $4. Until November 30, 2001, holders of the Series 5 Shares were entitled to an annual fixed cumulative preferential cash dividend of C$1.275 per share (5.1 percent), payable quarterly. As of December 1, 2001, holders of the Series 5 Shares are entitled to, if declared, a monthly floating cumulative preferential cash dividend, which will float in relation to the average of the prime commercial lending rates of two designated Canadian chartered banks during the relevant month, as adjusted by the weighted average trading price of the Series 5 Shares during such month, up to a maximum of 100% of such prime rate. Holders of Series 5 Shares will have the right to convert their shares into Cumulative Redeemable Class A Preferred Shares Series 6 (“Series 6 Shares”), subject to certain conditions, on December 1, 2006, and on December 1 of every fifth year thereafter. Holders of Series 6 Shares will have a similar right to convert back into Series 5 Shares every five years. In certain circumstances, conversions may be automatic and mandatory. The Series 5 Shares are redeemable at any time after December 1, 2001, at Nortel Networks option, at C$25.50 per share together with accrued and unpaid dividends up to, but excluding, the date of redemption. If issued on December 1, 2006, the Series 6 Shares will be redeemable at Nortel Networks option at C$25 per share, together with accrued and unpaid dividends up to, but excluding, the date of redemption, on December 1, 2011, and on December 1 of every fifth year thereafter.

The Non-cumulative Redeemable Class A Preferred Shares Series 7 (“Series 7 Shares”) are presented net of tax effected issue costs of approximately $4. Holders of the Series 7 Shares will, until November 30, 2002, be entitled to an annual fixed non-cumulative preferential cash dividend of C$1.225 per share (4.9 percent), payable, if declared, quarterly on the first day of March, June, September and December. From December 1, 2002, holders of the Series 7 Shares will be entitled to, if declared, a monthly floating non-cumulative preferential cash dividend. Holders of Series 7 Shares will have the right to convert their shares into Non-cumulative Redeemable Class A Preferred Shares Series 8 (“Series 8 Shares”), subject to certain conditions, on December 1, 2002 and on December 1 of every fifth year thereafter. Holders of the Series 8 Shares will have a similar right to convert back into Series 7 Shares every five years. In certain circumstances, conversions may be automatic. The Series 7 Shares are not redeemable prior to December 1, 2002, at which time they will be redeemable at Nortel Networks option at C$25 per share, together with declared and unpaid dividends to the date of redemption. The Series 7 Shares will be redeemable after that date at Nortel Networks option at C$25.50 per share together with declared and unpaid dividends to the date of redemption. The Series 8 Shares will also be redeemable at Nortel Networks option at C$25 per share, together with declared and unpaid dividends up to, but excluding, the date of redemption, on December 1, 2007, and on December 1 of every fifth year thereafter.

Common shares

Nortel Networks is authorized to issue an unlimited number of common shares without nominal or par value. At December 31, the outstanding number of common shares included in shareholders’ equity consisted of:

	2001		2000		1999

	(Number of shares in thousands)
	Number		Number		Number
	of shares	$	of shares	$	of shares	$

Balance at beginning of year	1,453,438	$17,600	1,377,155	$10,077	1,326,209	$8,553
Shares issued pursuant to:
Conversion of debt due to parent (a)	–	1,800	–	–	–	–
Conversion of series 4 preferred shares (b)	4,090	61	–	–	–	–
Reduction of legal stated capital (c)	–	(16,800)	–	–	–	–
Shareholder dividend reinvestment and stock purchase plan	–	–	9	1	82	4
Stock option plans	–	–	12,592	205	31,940	517
Acquisitions	3,451	26	63,682	7,317	18,304	965
Conversion of debentures	–	–	–	–	1,145	41
Shares purchased and cancelled (d)	–	–	–	–	(525)	(3)
Other	–	7	–	–	–	–

Balance at end of year	1,460,979	$2,694	1,453,438	$17,600	1,377,155	$10,077

(a)	On August 15, 2001, Nortel Networks Corporation completed a private offering of $1,800 of 4.25 percent convertible senior notes and lent the full proceeds to Nortel Networks. On September 30, 2001, pursuant to the applicable loan agreement, Nortel Networks Corporation converted the entire loan into one additional common share.

(b)	During the year ended December 31, 2001, the registered holders of all 200 Series 4 Shares of Nortel Networks exercised their right to exchange their Series 4 Shares for common shares of Nortel Networks Corporation. As a result, Nortel Networks issued approximately 4,090,000 common shares to Nortel Networks Corporation.

(c)	On September 30, 2001 and June 14, 2001, Nortel Networks Corporation approved a reduction in Nortel Networks legal stated capital for its common shares in the amount of $1,800 and $15,000, respectively.

(d)	For the year ended December 31, 1999, the excess of cost over the carrying amount of common shares that were purchased for cancellation and charged to retained earnings was $11.

12.	Employee benefit plans

Pension plans

Nortel Networks maintains various retirement programs covering substantially all of its employees consisting of defined benefit, defined contribution, and investment plans.

During 2000, Nortel Networks introduced a balanced capital accumulation and retirement program (the “Balanced Program”) and an investor capital accumulation and retirement program (the “Investor Program”), to substantially all of its North American employees and a flexible benefits plan (“Flexible Benefits Plan”) to substantially all of its employees in the United Kingdom. Those employees who were already a member of one of the existing defined benefit pension plans (the “Traditional Program”) could elect to transfer to one of these new program arrangements, as applicable, or remain in the existing Traditional Program. With the introduction of the Balanced Program, Investor Program, and Flexible Benefits Plan during 2000 the Traditional Program was closed to new entrants.

Benefits other than pensions

Nortel Networks also provides other benefits, including post-retirement benefits and post-employment benefits. Employees who elected to stay in the Traditional Program will either maintain their existing company sponsored post-retirement benefits or will receive a modified version of these benefits, depending on age or years of service. Employees who selected the Balanced Program will maintain their eligibility for post-retirement benefits at reduced company contribution levels, while employees who selected the Investor Program will have access to post-retirement benefits by purchasing a Nortel Networks-sponsored retiree health care plan at their own cost.

Nortel Networks policy is to fund defined benefit pensions and other benefits based on accepted actuarial methods as permitted by regulatory authorities. The funded amounts reflect actuarial assumptions regarding compensation, interest and other projections. Plan assets are comprised primarily of common stocks, bonds, debentures, secured mortgages and property. Included in plan assets are common shares of Nortel Networks Corporation with an aggregate market value of $23 in 2001 ($66 in 2000).

Pension and other benefit costs reflected in the accompanying Consolidated Statements of Operations are based on the projected benefit method of valuation.

In January 2000, Nortel Networks adopted the new CICA recommendations for employee future benefits. Under these new rules, the costs of retirement benefits, other than pensions, and certain post-employment benefits are recognized over the period in which the employee renders services in return for those benefits. Other post-employment benefits are recognized when the event triggering the obligation occurs. These new CICA recommendations were adopted retroactively through an adjustment to opening retained earnings on January 1, 2000. Comparative numbers for 1999 related to post-retirement benefit cost have not been presented as Nortel Networks adopted the new CICA employee future benefits requirements retroactively without restatement.

The following details both the funded (unfunded) status of the defined benefit plans and post-retirement benefits other than pensions, and the associated amounts recognized in the accompanying Consolidated Balance Sheets as at December 31:

	Defined benefit plans		Post-retirement benefits

	2001	2000	2001	2000

Change in benefit obligation:
Benefit obligation at beginning of year	$5,878	$5,823	$479	$614
Service cost	197	182	13	20
Interest cost	405	394	36	39
Plan participants’ contributions	17	23	2	2
Amendments	–	16	–	(119)
Actuarial loss (gain)	346	90	28	(19)
Acquisition/divestiture/settlements	(186)	(14)	15	(27)
Benefits paid	(435)	(385)	(23)	(25)
Foreign exchange	(219)	(251)	(21)	(6)

Benefit obligation at end of year	$6,003	$5,878	$529	$479

Change in plan assets:
Fair value of plan assets at beginning of year	$6,374	$5,907	$46	$37
Actual return on plan assets	(811)	986	1	12
Employer contributions	113	129	20	21
Plan participants’ contributions	17	23	2	2
Acquisition/divestiture/settlements	(60)	(31)	–	–
Benefits paid	(435)	(385)	(23)	(25)
Change in valuation	(64)	–	–	–
Foreign exchange	(147)	(255)	(5)	(1)

Fair value of plan assets at end of year	$4,987	$6,374	$41	$46

Funded (unfunded) status of the plans	$(1,016)	$496	$(488)	$(433)
Unrecognized net plan benefits existing at January 1, 1987	(28)	(12)	–	–
Unrecognized prior service cost (credit)	24	30	(40)	(59)
Unrecognized net actuarial losses (gains)	814	(705)	(8)	(65)

Net amount recognized	$(206)	$(191)	$(536)	$(557)

Amount recognized in the Consolidated Balance Sheets:
Other liabilities	$(264)	$(261)	$(536)	$(557)
Other assets	58	70	–	–

Net amount recognized	$(206)	$(191)	$(536)	$(557)

The following details selected information for defined benefit plans with benefit obligations in excess of the fair value of plan assets:

	2001	2000

Benefit obligation	$6,003	$448
Fair value of plan assets	$4,987	$7

The following details the components of net pension expense and the underlying assumptions for the defined benefit plans:

	2001	2000	1999

Pension expense:
Service cost	$197	$182	$223
Interest cost	405	394	361
Estimated return on plan assets	(461)	(450)	(398)
Amortization of prior service cost	8	10	–
Amortization of net losses (gains)	(25)	2	53
Settlement losses (gains)	1	(7)	–
Curtailment losses (gains)	16	(35)	(16)

Net pension expense	$141	$96	$223

Allocation of net pension expense:
Continuing operations	$139	$93	$216
Discontinued operations	2	3	7

Net pension expense	$141	$96	$223

Weighted average assumptions:
Discount rate	6.7%	7.0%	6.8%
Expected rate of return on plan assets	7.8%	8.1%	8.0%
Rate of compensation increase	4.6%	4.8%	4.0%

The following details the net cost components and underlying assumptions of post-retirement benefits other than pensions:

	2001	2000

Post-retirement benefit cost:
Service cost	$13	$20
Interest cost	36	39
Expected return on plan assets	(3)	(3)
Amortization	(5)	(2)
Settlements and curtailments	(21)	(26)

Net post-retirement benefit cost	$20	$28

Allocation of net post-retirement benefit cost:
Continuing operations	$20	$27
Discontinued operations	–	1

Net post-retirement benefit cost	$20	$28

Weighted average assumptions:
Discount rate	7.0%	7.5%
Expected rate of return on plan assets	8.0%	8.0%
Weighted average health care cost trend rate	7.3%	7.5%
Weighted average ultimate health care cost trend rate	5.1%	5.1%
Year in which ultimate health care cost trend rate will be achieved	2005	2004

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-percentage-point	1-percentage-point
	increase	decrease

Effect on accumulated post-retirement benefit obligation	$56	$(46)
Effect on aggregate of the service and interest cost components of net post-retirement benefit cost	$5	$(4)

Under the terms of the Balanced Program, Investor Program and Traditional Program, eligible employees may contribute a portion of their compensation to an investment plan. Based on the specific program that the employee is enrolled in, Nortel Networks matches a percentage of the employees’ contribution up to a certain limit. The cost of these investment plans was $139 and $124 for the years ended December 31, 2001 and 2000, respectively. Under the terms of the Balanced Program and Flexible Benefits Plan, Nortel Networks contributes a fixed percentage of employees’ eligible earnings to a pension plan arrangement. The cost of these pension plan arrangements was $41 and $25 for the years ended December 31, 2001 and 2000, respectively.

13.	Financial instruments and hedging activities

Risk management

Nortel Networks net earnings (loss) and cash flows may be negatively impacted by fluctuating interest rates, foreign exchange rates, and equity prices. To effectively manage these market risks, Nortel Networks enters into foreign currency forwards, foreign currency swaps, foreign currency option contracts, interest rate swaps, and equity forward contracts. Nortel Networks does not hold or issue derivative financial instruments for trading purposes.

Foreign currency risk

Nortel Networks enters into option contracts to limit its exposure to exchange fluctuations on future revenue or expenditure streams, and forward contracts, which are denominated in various currencies, to limit its exposure to exchange fluctuations on existing assets and liabilities and on future revenue or expenditure streams. Option and forward contracts used to hedge future revenue or expenditure streams are designated as cash flow hedges and hedge specific exposures. Option and forward contracts not designated as hedging instruments are also used to economically hedge the impact of fluctuations in exchange rates on existing assets and liabilities and on future revenue and expenditure streams.

The following table provides a summary of the notional amounts of option and forward contracts as at December 31:

	Expected maturity
			2001	2000
Currency	2002	2003	Total	Total

Canadian dollar	$1,743	$130	$1,873	$1,133
British pound	79	–	79	879
Euro	124	–	124	225
Other	64	–	64	28

	$2,010	$130	$2,140	$2,265

Interest and dividend rate risk

Nortel Networks enters into interest rate swap contracts to minimize financing costs on long-term debt and to manage interest rate risk on existing liabilities and receivables due to interest rate fluctuations. These contracts swap floating interest rate payments to fixed interest rate payments or vice versa. These contracts are designated as fair value hedges only when they are used to swap fixed interest rates to floating interest rates. These swap contracts have remaining terms to maturity between 21 months and 4.5 years. Nortel Networks also enters into United States to Canadian dollar cross currency swap contracts, which are not designated as hedging instruments, to limit its exposure to foreign currency fluctuations on the non-cumulative preferential cash dividends with respect to the outstanding Series 7 Shares of Nortel Networks. These contracts have remaining terms to maturity of 21 years.

The following table provides a summary of interest rate swaps and dividend rate swaps and their aggregated weighted-average rates as at December 31:

	2001	2000

Interest rate swaps:
Received-fixed swaps – notional amount	$375	$450
Average fixed rate received	6.6%	7.9%
Average floating rate paid	2.5%	6.7%

Pay-fixed swaps – notional amount	$–	$251
Average fixed rate paid	–	11.3%
Average floating rate received	–	6.8%

Dividend rate swaps:
Received-fixed swaps – notional amount	$220	$211
Average fixed rate received	4.9%	4.9%
Average floating rate paid	3.2%	4.8%

Fair value

The estimated fair values approximate amounts at which financial instruments could be exchanged in a current transaction between willing parties. The fair values are based on estimates using present value and other valuation techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Specifically, the fair value of interest rate swaps and forward contracts reflects the present value of the potential gain or loss if settlement were to take place on December 31, 2001; the fair value of option contracts reflects the cash flows due to or by Nortel Networks if settlement were to take place on December 31, 2001; and the fair value of long-term debt instruments reflects a current yield valuation based on observed market prices as of December 31, 2001. Accordingly, the fair value estimates are not necessarily indicative of the amounts that Nortel Networks could potentially realize in a current market exchange.

At December 31, 2001 and 2000, the carrying amount for all financial instruments approximated fair value with the exception of the following:

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial liabilities:
Long-term debt due within one year	$384	$388	$445	$447
Long-term debt	$2,273	$2,012	$1,469	$1,450

Derivative financial instruments, net asset (liability) position:
Interest rate swap contracts	$–	$20	$–	$2
Forward and option contracts	$–	$(38)	$–	$(31)
Cross currency coupon swap contracts	$–	$(14)	$–	$(13)

Credit risk

Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations to Nortel Networks. Nortel Networks is exposed to credit risk in the event of nonperformance, but does not anticipate nonperformance by any of the counterparties. Nortel Networks limits its credit risk by dealing with counterparties that are considered to be of high quality. The maximum potential loss on all financial instruments may exceed amounts recognized in the accompanying Consolidated Financial Statements. However, Nortel Networks maximum exposure to credit loss in the event of nonperformance by the other party to the derivative contracts is limited to those derivatives that had a positive fair value at December 31, 2001. Nortel Networks is also exposed to credit risk from customers. However, Nortel Networks global orientation has resulted in a large number of diverse customers, which minimizes concentrations of credit risk.

Other derivatives

Nortel Networks may invest in warrants to purchase securities of other companies as a strategic investment. Such warrants are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. In addition, Nortel Networks may enter into certain commercial contracts containing derivative financial instruments.

Non-derivative and off balance sheet instruments

Pursuant to certain financing agreements, Nortel Networks is committed to provide future financing in connection with purchases of Nortel Networks products and services. These commitments were $1,611 and $4,087 as at December 31, 2001 and 2000, respectively. Commitments to extend future financing are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes. These commitments may therefore expire without being drawn upon, and do not necessarily represent future cash flows. Nortel Networks limits its financing credit risk by utilizing an internal credit committee that actively monitors the credit exposure of Nortel Networks.

Guarantees

At December 31, 2001 and 2000, Nortel Networks had committed and undrawn guarantees of $1,177 and $1,224, and drawn and outstanding guarantees of nil and $19, respectively, representing bid, performance, and financial guarantees. These guarantees had no impact on Nortel Networks net loss.

Receivables sales

In 2001 and 2000, Nortel Networks entered into various agreements to sell receivables. These receivables were sold at a discount of $53 and $41 from book value for the years ended December 31, 2001 and 2000, respectively, at annualized discount rates of approximately 5 percent to 8 percent and 3 percent to 5 percent for the years ended December 31, 2001 and 2000, respectively. Certain receivables have been sold with limited recourse, not exceeding 10 percent, of $6 and $36 as at December 31, 2001 and 2000, respectively.

Under certain agreements, Nortel Networks has continued as servicing agent and/or provided limited recourse. The fair value of these retained interests is based on the market value of servicing the receivables, historical payment patterns and appropriate discount rates, as applicable. Generally, trade receivables which are sold do not experience prepayments. The amounts associated with any servicing assets approximates Nortel Networks cost of servicing and as such no servicing asset or liability was recognized. Also, Nortel Networks has not historically experienced significant credit losses with respect to receivables sold with limited recourse and as such no liability was recognized.

There is a possibility that the actual performance of receivables or the cost of servicing the receivables will differ from the assumptions used to determine fair values at the transfer date and at each reporting date. Assuming hypothetical simultaneous unfavourable variations of up to 20 percent in credit losses, the discount rate used, and the cost of servicing the receivables, the pre-tax impact on the value of retained interests would not be significant.

14.	Segmented information

General description

Nortel Networks operations commencing in the three month period ended December 31, 2001 have been reorganized around three reportable segments; Metro and Enterprise Networks (“Metro and Enterprise”), Wireless Networks (“Wireless”), and Optical Long-Haul Networks (“Optical Long-Haul”) in connection with Nortel Networks decision to focus on three core business areas.
Nortel Networks reportable segments are focused on providing seamless networking products and service capabilities across Metro and Enterprise, Wireless and Optical Long-Haul. These product and service solutions are used by service provider and enterprise customers, including incumbent and competitive local exchange carriers, interexchange carriers, service providers with global businesses, wireless service providers, Internet service providers, application service providers, hosting service providers, resellers, cable television companies, other communication service providers, large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations. Metro and Enterprise includes metro optical transmission, data switching systems, routers and aggregation products to deliver services via Internet Protocal (“IP”) and other protocol standards across local and wide area networks, voice over IP solutions for both greenfield and circuit to packet network transitions, and traditional voice circuit switching. Wireless includes wireless mobility switching and access products for voice and data communications that span most major global mobility standards. Optical Long-Haul includes long-haul optical transmission products designed to provide long-distance, high capacity dense wavelength division multiplexing transport, traditional optical transmission systems that support most global transmission standards, optical switch platforms, and optical components for long distance optical networks.

“Other” represents miscellaneous business activities and corporate functions. None of these activities meet the quantitative criteria to be disclosed as reportable segments.

As described in note 4, Nortel Networks access solutions operations were discontinued during the year ended December 31, 2001. These operations were previously included as a separate segment within Other. The data included below excludes amounts related to the operations of the access solutions segment.

Nortel Networks President and Chief Executive Officer (“CEO”) has been identified as the chief operating decision maker in assessing the performance of the segments and the allocation of resources to the segments. Each reportable segment is managed separately with each segment manager reporting directly to the CEO. The CEO relies on the information derived directly from Nortel Networks management reporting system. Contribution margin represents the primary financial measure used by the CEO in assessing performance and allocating resources, and includes the cost of revenues, and selling, general and administrative expense, for which the segment managers are held accountable. Costs associated with shared services, and other corporate costs are allocated to the segments based on usage determined by headcount. Costs not allocated are primarily related to Nortel Networks corporate compliance and other non-operational activities and are included in Other. In addition, the CEO does not review asset information on a segmented basis. The accounting policies of the reportable segments are the same as those described in note 2 to the extent that the related items are included within contribution margin.

Segments

The following tables set forth information by segments for the years ended December 31:

	2001	2000	1999

Revenues
Metro and Enterprise	$8,800	$13,478	$11,786
Wireless	5,717	5,438	4,091
Optical Long-Haul	2,240	7,889	3,416
Other	639	1,065	1,265

Total	$17,396	$27,870	$20,558

Contribution margin
Metro and Enterprise	$252	$4,529	$3,925
Wireless	349	1,024	887
Optical Long-Haul	(2,640)	2,542	1,207
Other	(612)	(678)	(679)

Total	(2,651)	7,417	5,340

Research and development expense	(3,077)	(3,475)	(2,650)
In-process research and development expense	–	(667)	(722)
Amortization of acquired technology and goodwill	(2,598)	(3,526)	(1,296)
Stock option compensation	–	(99)	–
Special charges	(7,128)	(269)	(174)
Gain on sale of businesses	125	174	131

Consolidated operating income (loss)	$(15,329)	$(445)	$629

Product revenues

The following table sets forth external revenues by product for the years ended December 31:

	2001	2000	1999

Wireless	$5,717	$5,438	$4,091
Circuit to packet voice networks	5,328	8,790	8,289
Optical	2,746	9,236	3,957
Packet switching and routing	2,109	2,544	2,545
Optical Ethernet	857	797	411
Other	639	1,065	1,265

Total	$17,396	$27,870	$20,558

Geographic information

The following table sets forth external revenues by geographic regions for the years ended December 31:

	2001	2000	1999

External revenues (a)
United States	$8,477	$16,798	$11,632
Canada	973	1,505	1,244
Other countries	7,946	9,567	7,682

Total	$17,396	$27,870	$20,558

(a)	Revenues are attributable to geographic regions based on the location of the customer.

The following table sets forth long-lived assets by geographic regions as at December 31:

	2001	2000

Long-lived assets(a)
United States	$1,883	$8,764
Canada	964	1,255
Other countries	1,019	1,353

Total	$3,866	$11,372

(a)	Represents plant and equipment — net and goodwill and intangible assets — net that are identified with each geographic region.

15.	Commitments

At December 31, 2001, the future minimum payments under both operating leases and outsourcing contracts for the years ending December 31, consisted of:

	Operating	Outsourcing
	Leases	Contracts

2002	$235	$380
2003	227	373
2004	192	361
2005	140	297
2006	106	270
Thereafter	299	795

Total future minimum payments	$1,199	$2,476

Rental expense on operating leases for the years ended December 31, 2001, 2000, and 1999 amounted to $748, $676 and $555, respectively.

Outsourcing contracts are for services provided primarily related to information services, a portion of payroll, accounts payable, and training and resource functions. Expenses related to these contracts for the years ended December 31, 2001, 2000, and 1999 amounted to $498, $176, and nil, respectively. The minimum amount payable under Nortel Networks outsourcing contracts is variable to the extent that Nortel Networks workforce fluctuates from the baseline levels contained in the contracts.

16.	Contingencies

In connection with the January 28, 2000 acquisition of Qtera, Qtera and two of its employees were named as defendants in a lawsuit filed by Siemens ICN in the 15th Judicial Circuit for Palm Beach County, Florida. The lawsuit alleged various claims, including purported misappropriation of trade secrets. This dispute has been resolved to the satisfaction of the parties and without material adverse effect to Nortel Networks.

Subsequent to the February 15, 2001 announcement in which Nortel Networks Corporation provided revised guidance for financial performance for the 2001 fiscal year and the first quarter of 2001, Nortel Networks Corporation and certain of its then current officers and directors were named as defendants in more than twenty-five purported class action lawsuits. These lawsuits, which have been served through September 24, 2001, in the United States District Courts for the Eastern District of New York, for the Southern District of New York and for the District of New Jersey, and in the provinces of Ontario, Quebec, and British Columbia in Canada, on behalf of shareholders who acquired Nortel Networks Corporation’s securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of United States federal and Canadian provincial securities laws. Securities regulatory authorities in Canada and the United States are also reviewing these matters. A class action lawsuit was also filed in the United States District Court for the Southern District of New York on behalf of shareholders who acquired the securities of JDS Uniphase Corporation between January 18, 2001 and February 15, 2001, alleging violations of the same United States federal securities laws as the other lawsuits. On May 11, 2001, Nortel Networks Corporation filed motions to dismiss and/or stay in connection with the three proceedings in Quebec primarily based on the factual allegations lacking substantial connection to Quebec and the inclusion of shareholders resident in Quebec in the class claimed in the Ontario lawsuit. The plaintiffs in two of these proceedings in Quebec announced their decision on November 6, 2001 to discontinue their proceedings and obtained court approval for such discontinuances on January 17, 2002. The motion to dismiss and/or stay the third proceeding was heard on November 6, 2001 and the court deferred any determination on the motion to the judge who will hear the application for authorization to commence a class proceeding. On December 6, 2001, Nortel Networks Corporation filed a motion seeking leave to appeal that decision. On October 16, 2001, an order in the Southern District of New York was filed consolidating twenty-five of the related United States class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs. The plaintiffs served a consolidated amended complaint on January 18, 2002. On December 17, 2001, the defendants in the British Columbia action served notice of a motion requesting the court to decline jurisdiction and to stay all proceedings on the ground that British Columbia is an inappropriate forum. In addition, a purported class action lawsuit was filed in the United States District Court for the Middle District of Tennessee on December 21, 2001, on behalf of participants and beneficiaries of the Nortel Networks Long-Term Investment Plan (the “Plan”) at any time during the period of March 7, 2000 through the filing date and who made or maintained Plan investments in Nortel Networks Corporation common shares, under the Employee Retirement Income Security Act for Plan-wide relief and alleging, among other things, material misrepresentations and omissions to induce Plan participants to continue to invest in and maintain investments in Nortel Networks Corporation common shares in the Plan.

On February 12, 2001, Nortel Networks Inc., a subsidiary of Nortel Networks, was served with a consolidated amended class action complaint (the “First Complaint”) that purported to add Nortel Networks Corporation as a defendant to a lawsuit commenced in July 2000 against Entrust and two of its then current officers in the United States District Court for the Eastern District of Texas (Marshall Division) (the “District Court”). The First Complaint alleges that Entrust, two officers of Entrust, and Nortel Networks Corporation violated the Securities Exchange Act of 1934 with respect to certain statements made by Entrust. Nortel Networks Corporation is alleged to be a controlling person of Entrust. On April 6, 2001, Nortel Networks Corporation filed a motion to dismiss the First Complaint. On July 31, 2001, the First Complaint was dismissed without prejudice. On August 31, 2001, the plaintiffs filed a second amended class action complaint (the “Second Complaint”) against the same defendants asserting claims substantively similar to those in the First Complaint. On September 21, 2001, Nortel Networks Corporation filed a motion to dismiss the Second Complaint. The motion is currently under consideration by the District Court.

On March 4, 1997, Bay Networks, Inc. (“Bay Networks”), a company acquired on August 31, 1998, announced that shareholders had filed two separate lawsuits in the United States District Court for the Northern District of California (the “Federal Court”) and the California Superior Court, County of Santa Clara (the “California Court”) against Bay Networks and ten of Bay Networks’ then current and former officers and directors, purportedly on behalf of a class of shareholders who purchased Bay Networks’ common shares during the period of May 1, 1995 through October 14, 1996. On August 17, 2000, the Federal Court granted the defendants’ motion to dismiss the federal complaint and on September 8, 2000, a notice of appeal of that order and judgment was filed by the plaintiffs. On August 1, 2001, the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) denied the plaintiffs’ appeal. On April 18, 1997, a second lawsuit was filed in the California Court, purportedly on behalf of a class of shareholders who acquired Bay Networks’ common shares pursuant to the registration statement and prospectus that became effective on November 15, 1995. The two actions in the California Court were consolidated in April 1998; however, the California Court denied the plaintiffs’ motion for class certification. In January 2000, the California Court of Appeal rejected the plaintiffs’ appeal of the decision. A petition for review was filed with the California Supreme Court by the plaintiffs and was denied. In February 2000, new plaintiffs who allege to have been shareholders of Bay Networks during the relevant periods, filed a motion for intervention in the California Court seeking to become the representatives of a class of shareholders. The motion was granted on June 8, 2001 and the new plaintiffs filed their complaint-in-intervention on an individual and purported class representative basis alleging misrepresentations made in connection with the purchase and sale of securities of Bay Networks in violation of California statutory and common law. On June 18, 2001, the defendants removed the consolidated state court actions to the Federal Court. On September 19, 2001, the defendants’ motion to dismiss the complaint was rejected and the plaintiffs’ motion to remand the case to the California Court was granted. The defendants filed an appeal in the Ninth Circuit on October 2, 2001 with respect to the decisions in such motions, and the Ninth Circuit dismissed the appeal on December 26, 2001.

In each of the matters described above, plaintiffs are seeking an unspecified amount of money damages.

Nortel Networks is also a defendant in various other suits, claims, proceedings and investigations which arise in the normal course of business.

Nortel Networks is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims, proceedings and investigations will, individually or collectively, have a material adverse effect on the business, results of operations, and financial condition of Nortel Networks. Nortel Networks and any named directors and officers of Nortel Networks intend to vigorously defend these actions, suits, claims, proceedings and investigations.

Environmental matters

Nortel Networks manufacturing and research operations are subject to a wide range of environmental protection laws in various jurisdictions around the world. Nortel Networks seeks to operate its business in compliance with such laws, and has a corporate environmental management system standard to promote such compliance. Moreover, Nortel Networks has a periodic, risk-based, integrated environment, health and safety audit program.

Nortel Networks environmental program focuses its activities on design for the environment, supply chain and packaging reduction issues. Nortel Networks works with its suppliers and other external groups to encourage the sharing of non-proprietary information on environmental research.

Nortel Networks is exposed to liabilities and compliance costs arising from its past and current generation, management and disposal of hazardous substances and wastes. At December 31, 2001, the accruals on the accompanying Consolidated Balance Sheets for environmental matters were $30. Based on information presently available, management believes that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters. Any additional liability that may result from these matters, and any additional liabilities that may result in connection with other locations currently under investigation, are not expected to have a material adverse effect on the business, results of operations and financial condition of Nortel Networks.

Nortel Networks has remedial activities under way at five of its facilities and at seven previously occupied sites. An estimate of Nortel Networks anticipated remediation costs associated with all such sites, to the extent probable and reasonably estimable, is included in the environmental accruals referred to above in an approximate amount of $24.

Nortel Networks is also listed as a potentially responsible party (“PRP”) under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at five Superfund sites in the United States. An estimate of Nortel Networks share of the anticipated remediation costs associated with such Superfund sites is expected to be de minimis and is included in the environmental accruals of $30 referred to above.

Liability under CERCLA may be imposed on a joint and several basis, without regard to the extent of Nortel Networks involvement. In addition, the accuracy of Nortel Networks estimate of environmental liability is affected by several uncertainties such as additional requirements which may be identified in connection with remedial activities, the complexity and evolution of environmental laws and regulations, and the identification of presently unknown remediation requirements. Consequently, Nortel Networks liability could be greater than its current estimate.

CONSOLIDATED FIVE-YEAR REVIEW (unaudited)

	(millions of U.S. dollars except per share amounts)

	2001	2000	1999	1998	1997

Results of Operations

Revenues	$17,396	$27,870	$20,558	$16,802	$14,725
Research and development expense	3,077	3,475	2,650	2,247	2,005
Other income (expense) — net	(321)	841	216	472	83
Income tax benefit (provision)	2,933	(1,137)	(734)	(671)	(425)
Net earnings (loss) from continuing operations	(13,143)	(938)	(74)	142	800
Net earnings (loss) from discontinued operations — net of tax	(2,555)	(380)	(96)	(679)	29
Dividends on preferred shares	27	31	27	32	17
Net earnings (loss) applicable to common shares	$(15,725)	$(1,349)	$(197)	$(569)	$812

Financial Position at December 31

Total assets	$19,139	$31,897	$22,597	$19,732	$12,554
Long-term debt	2,657	1,914	1,689	1,667	1,788
Minority interest in subsidiary companies	100	161	89	91	132
Preferred shares	536	609	609	609	609
Common shareholders’ equity	4,636	18,628	11,909	10,956	4,801
Book value per common share	3.17	12.82	8.65	8.26	4.63

QUARTERLY FINANCIAL DATA (unaudited)

	(millions of U.S. dollars)

	4th Quarter		3rd Quarter		2nd Quarter		1st Quarter

	2001	2000	2001	2000	2001	2000	2001	2000

Revenues	$3,431	$8,116	$3,712	$6,718	$4,560	$7,211	$5,693	$5,825
Gross profit	955	3,933	28	3,110	350	3,278	1,817	2,471
Net loss from continuing operations	(1,399)	(55)	(3,059)	(299)	(7,254)	(451)	(1,431)	(133)
Net earnings (loss) from discontinued operations — net of tax	–	(157)	–	(85)	(2,374)	(143)	(181)	5

Net loss	(1,399)	(212)	(3,059)	(384)	(9,628)	(594)	(1,612)	(128)
Dividends on preferred shares	(6)	(8)	(6)	(7)	(7)	(8)	(8)	(8)

Net loss applicable to common shares	(1,405)	(220)	(3,065)	(391)	(9,635)	(602)	(1,620)	(136)